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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 29, 2018 relating to the consolidated financial statements of Northern Dynasty Minerals Ltd. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty) appearing in the annual report on Form 40-F of Northern Dynasty Minerals Ltd. for the year ended December 31, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
January 15, 2019